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                                  EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


Belco Energy Corp.
Electra Resources, Inc.
Belco Energy I L.P.
Gin Lane Company
Fortune Corp.
BOG Wyoming LLC
Belco Finance Co.
779141 Alberta Ltd.
Belco Energy (Cayman Islands) Corp.